As filed with the Securities and Exchange Commission on June 12, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Arrive AI Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-0935006
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12175 Visionary Way, Fishers, Indiana 46038

(Address of Principal Executive Offices) (Zip Code)

2023 Equity Incentive Plan

(Full title of the plan)

Daniel S. O’Toole

12175 Visionary Way

Fishers, Indiana 46038

(463) 270-0092

(Telephone number, including area code, of agent for service)

Copy to:

Joseph M. Lucosky, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Arrive AI Inc. (the “Company” or “Registrant”) to register 1,500,000  shares of common stock, par value $0.0002 per share, of the Registrant (the “Common Stock”), which includes (i) 886,799 shares which may be issued under the Company’s 2023 Stock Incentive Plan (the “2023 Plan”) and (ii) 613,201 shares that may be issued upon exercise of options granted under the 2023 Plan as of the date of this registration statement. The 2023 Plan was adopted by the Company’s board of directors on April 27, 2023, and approved by Daniel S. O’Toole, the Company’s majority shareholder, on April 27, 2023.

All share amounts referenced above and otherwise in this Registration Statement give effect to a 1-for-4 reverse split of the Common Shares effected on November 25, 2024.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Registration Statement relates to 1,500,000 shares of Common Stock issuable to employees, consultants, and directors of Arrive AI Inc. (the “Registrant”) under the 2023 Plan.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees, directors, and consultants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

We will furnish, without charge, to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Todd Pepmeier, CFO, Arrive AI Inc., 12175 Visionary Way, Fishers, Indiana 46038.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “SEC”):

●	The Registrant’s Prospectus dated May 15, 2025, filed with the SEC pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-284042), which contains the Registrant’s audited consolidated financial statements for the latest fiscal year for which such statements have been filed;

●	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above.

●	The description of our Common Stock is contained in the Registration Statement on Form 8-A as amended (File No. 001-42645) filed with the SEC on May 13, 2025 pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.; and

●	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers from personal liability in respect of their good faith service to or for the benefit of the Registrant to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended after approval by the stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant plans on obtaining directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance may also insure the Registrant against losses, which it may incur in indemnifying its officers and directors.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

4.1	2023 Equity Incentive Plan

5.1	Legal Opinion of Lucosky Brookman LLP

23.1	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)

23.2	Consent of Assurance Dimensions

24.1	Power of Attorney (included on signature page to this Registration Statement)

107	Calculation of Filing Fee

Item 9. Undertakings.

a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, to determine any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein. The offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fishers, State of Indiana, on June 12, 2025.

Arrive AI Inc.

By	/s/ Daniel S. O’Toole
Daniel S. O’Toole, CEO
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Ritchison, his true and lawful attorney-in-fact and agent, with full power of each to act alone, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Daniel S. O’Toole	Chairman of the Board of Directors	June 12, 2025
Daniel S. O’Toole

/s/ Daniel S. O’Toole	Chief Executive Officer	June 12, 2025
Daniel S. O’Toole	(Principal Executive Officer)

/s/ Todd Pepmeier	Chief Financial Officer	June 12, 2025
Todd Pepmeier	(Principal Financial and Accounting Officer)

/s/ Mark Hamm	Chief Operating Officer, Director	June 12, 2025
Mark Hamm

/s/ Neerav Shah	Chief Strategy Officer, Director	June 12, 2025
Neerav Shah

/s/ John Ritchison	Director	June 12, 2025
John Ritchison

/s/ John Gallina	Director	June 12, 2025
John Gallina

/s/ Kevin McAdams	Director	June 12, 2025
Kevin McAdams

/s/ Bill Stafford	Director	June 12, 2025
Bill Stafford

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